Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Frank Milano Select Comfort Corporation (763) 551-6908 frank.milano@selectcomfort.com

SELECT COMFORT COMMENTS ON
2005 FOURTH QUARTER BUSINESS TRENDS

MINNEAPOLIS - (Dec. 13, 2005) - Select Comfort Corporation (NASDAQ: SCSS), the nation’s leading bed retailer and creator of the Sleep Number® bed, today provided an update on its business trends for fourth quarter 2005. A digital replay of the update can be accessed after 3:00 p.m. Central Time on Dec. 13 through 5:00 p.m. Central Time on Dec. 20 by calling
888-286-8010 (International callers may dial 617-801-6888), or until Jan. 30, 2006 through the Investor Relations section of the company’s website at www.selectcomfort.com. The passcode for the telephone replay is 38453931. A transcript of the recording may also be accessed through the Investor Relations section of the company’s website at www.selectcomfort.com.

About Select Comfort
Founded in 1987, Select Comfort Corporation (NASDAQ: SCSS) is the leading bed retailer in the United States(1), holding 32 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number® bed, as well as foundations and sleep accessories. Select Comfort products are sold through its nearly 400 U.S. retail stores; through selected bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.

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(1)	Top 25 Bedding Retailers, Furniture Today, May 23, 2005